EXHIBIT 99.1

July 19, 2005

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Edward M. Jamison, President	702.878.0700
	Chief Executive Officer and Vice Chairman of the Board

	Cathy Robinson	702.878.0700
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP (LAS VEGAS, NEVADA) (Nasdaq: CBON) ANNOUNCES

24.4% INCREASE IN SECOND QUARTER EARNINGS AND 43.2% INCREASE YEAR TO DATE

Highlights for the Second Quarter 2005

•	Second quarter earnings of $2.0 million, up 24.4% from $1.6 million in the second quarter 2004

•	Diluted Earnings Per Share of $0.29, excluding the impact of SARs expense accrual of $677 thousand ($447 thousand net of taxes), diluted EPS would have been $0.36.

•	Loan growth of $61 million in the second quarter and $68 million or 16.8% year to date.

•	Net Interest Margin increased 17.9% to 5.09% compared to 4.32% in the second quarter 2004

•	New Markets: Loan Production Offices opened in San Diego, California and Phoenix, Arizona

Highlights for the Six Month Period ending June 30, 2005

•	YTD earnings of $4.4 million, up 43.2% from $3.1 million for the first six months of 2004

•	Basic Earnings Per Share of $0.65 and Diluted Earnings Per Share of $0.64

•	Loan growth of $133 million or 39.3% from June 30, 2004 to June 30, 2005

•	Net Interest Margin increased 4.8% to 4.79% for the first six months compared to 4.57% for the same period 2004

•	Efficiency ratio improved, decreasing to 54.9% at June 30, 2005 compared to 58.7% a year ago

•	Credit Quality continued to be very strong with non performing loans that were only 0.13% of total loans

FINANCIAL PERFORMANCE:

Community Bancorp (Nasdaq: CBON), the parent company of Community Bank of Nevada, headquartered in Las Vegas, Nevada, announced strong growth and financial results for the quarter and six months ended June 30, 2005. Net Income for the second quarter of 2005, was up 24.4% to $2.0 million compared to $1.6 million for the comparable quarter last year. Improvement in the Company’s net interest margin, the asset sensitivity of the balance sheet, an improved efficiency ratio, (decreasing to 54.9% for the first half of 2005 compared to 58.7% for the same period in 2004), and loan growth of 39.3% period-over-period were all factors contributing to the strong growth in earnings.

Basic and Diluted Earnings Per Share of $0.65 and $0.64, respectively, for the first half of 2005 were comparable to the $0.66 and $0.64 for the like period in 2004 despite the 44% growth in shares outstanding resulting from the Company’s initial public offering in December of 2004. Second quarter return on equity was 10.0% compared to 19.1% for the year-ago quarter due to the increase in equity from the Company’s initial public offering in December 2004. Return on assets for the second quarter was 1.32% compared to 1.22% for the second quarter of 2004. Return on equity and return on assets were 11.0% and 1.44% for the six month period in 2005 compared to 18.8% and 1.28% for the same period 2004.

“We are very pleased with our results year to date with strong growth in the balance sheet and earnings. Core profitability was even stronger than reported as our earnings over the last three quarters have been significantly impacted by the expense accrual for Stock Appreciation Rights (SARs) granted in the year 2000. The financial impact for this quarter was $0.07 per share after tax. However, future quarter accruals will have little impact on earnings since almost 90% of the SARs are maturing and being paid out this month.” said Ed Jamison, President and Chief Executive Officer, “We remain committed to our strategic objective of becoming the premier, high performing community bank serving our market. In the second quarter, we made another move consistent with our business strategy, which was the announcement of the signing of a definitive agreement to acquire Bank of Commerce, a $167 million Henderson-based bank. We look forward to welcoming their employees and customers to our organization.”

LOAN GROWTH AND CREDIT QUALITY:

Loan growth was very strong, increasing 39.3% to $471.1 million from a base of $338.2 million a year ago.

“With the hiring of Bruce Ford as the Chief Credit Officer in January 2005, we have since been able to hire seven highly regarded lending professionals,” said Lawrence Scott, EVP and Chief Operating Officer. “This team of lenders with more than 120 years of collective lending experience, has produced an unprecedented momentum of lending opportunities for us, as represented by second quarter results.”

The Company’s credit quality continued to improve with non-performing loans at just 0.13% of total loans, while net charge-offs for the quarter were $178 thousand. The allowance for loan losses was 1.29% of outstanding loans at quarter end.

“We are particularly pleased with the strong credit quality evident in our growing portfolio of loans,” said Don Bigger, EVP and Chief Credit Administrator. “In all of our markets, our lending professionals continue to demonstrate credit discipline and mature underwriting skills while bringing a depth of local knowledge to their respective customers and markets.”

DEPOSIT GROWTH:

As of June 30, 2005, deposits declined 4.2% to $504.1 million, compared to $526.0 million a year ago, and were up 5.8% year to date compared to the deposit balance of $476.2 million at year-end 2004. The decline in deposits was anticipated with our advance knowledge of one customer’s intended withdrawals, which totaled approximately $37 million over the past year.

NET INTEREST INCOME AND NET INTEREST MARGIN:

Net interest income increased 33.7% to $7.4 million for the second quarter 2005 as compared to $5.5 million for second quarter 2004. The increase was attributed to a 13.5% increase in average earning assets for the second quarter 2005, as well as an increase in our net interest margin.

The Company reported net interest margin (NIM) for its second quarter of 5.09% up from 4.32% for the same period a year earlier and 4.79% for the first half of 2005 compared to 4.57% for the same period in 2004. The increase in net interest margin is attributed to loan growth and the Federal Reserve’s recent rise in short-term rates. The Fed has increased short-term interest rates nine times within the past year.

PROVISION FOR LOAN LOSSES:

As a result of conducting the quarterly allowance calculation analysis, which considers asset quality, loan growth, changes in loan mix and other qualitative factors, it was determined that a $91 thousand addition to the provision for loan losses was necessary for the second quarter of 2005. No provision for loan losses was taken during the second quarter 2004. The Company’s non-performing loans to total loans decreased to 0.13% at June 30, 2005 compared to 0.95% at June 30, 2004. Additionally, the Company reported net charge-offs of $178 thousand for the second quarter 2005 compared to net charge offs of $7 thousand for the same period in 2004.

“Based on the level and trend of non-performing and classified assets, and the composition of such assets, the allowance has been reduced to the level of 1.29% of total loans and is considered adequate and is in line with supervisory standards and peer group norms,” said Don Bigger, EVP and Chief Credit Administrator.

NON-INTEREST INCOME AND EXPENSE:

Non-Interest income for the second quarter of 2005 was up 20.0% to $419 thousand compared to the comparable quarter of 2004. This increase consisted of $127 thousand from an increase in cash surrender value of bank owned life insurance purchased in July 2004 partially offset with a decrease in loan brokerage and referral fees of $61 thousand. The decline in loan brokerage and referral fees was caused by the reduction of staff in the residential mortgage origination department during the third quarter of 2004.

Non-Interest Expense for the second quarter of 2005 increased by 35.4% or $1.2 million to $4.6 million compared to the same quarter in 2004. Expense increases were primarily attributed to a $677 thousand adjustment to the accrual for stock appreciation rights based on the fair value of the Company’s stock as of June 30, 2005, an increase in salary and employee benefits of $409 thousand and an increase in professional fees of $139 thousand. This is the last quarter in which a significant adjustment to the accrual for the stock appreciation rights is expected as 90% of the stock appreciation rights mature and will be paid out in July of 2005. The salary and employee benefits increased with the successful hiring of a Chief Credit Officer in January, 2005 followed by seven experienced lenders during the first half of 2005. Professional fees increased in order to ensure compliance with laws and regulations that we are now subject to as a public company.

BANK OF COMMERCE

On May 19, 2005, the Company announced the acquisition of Bank of Commerce, a community bank headquartered in Henderson, Nevada. The merger of Bank of Commerce into Community Bank of Nevada will produce an institution with approximately $800 million in assets and nine full service branches. Mr. Jamison noted: “Fifty percent of the consideration to be paid in the transaction will be paid in our stock and fifty percent in cash. We expect that this mix will enhance our return on equity in future quarters. We just received Federal Reserve approval of the merger and we expect the combination to be completed late in the third quarter or early fourth quarter of 2005.”

BUSINESS STRATEGY:

Community Bancorp (headquartered in Las Vegas, Nevada) strives to be a high performing bank holding company for the long-term benefit of its shareholders, customers and employees. The Company, through its principal subsidiary, Community Bank of Nevada, implements its strategy by focusing on meeting the commercial banking needs associated with the population and economic growth of the greater Las Vegas area and by combining outstanding service, competitive financial products, local expertise and advanced technology to best serve the needs of its customers. Founded in 1995, Community Bank of Nevada offers full-service community banking through 5 branches, in the City of Las Vegas, Henderson and unincorporated Clark County, Nevada. The Company plans to open 1 new branch in July,2005 in southwestern Clark County. The Company consistently ranks among the top performing banks in the State of Nevada and western region. For further information on the Company, please visit our web site at www.communitybanknv.com

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

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web site at http://www.communitybanknv.com.

COMMUNITY BANCORP

Selected Consolidated Financial Highlights

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2005	2004	Change	2005	2004	Change
	(In thousands, except per share data and ratios; unaudited)
Balance Sheet Data (at period end)
Investment securities				$85,060	$70,925	19.93%
Loans, gross				471,107	338,201	39.30%
Allowance for loan losses				6,068	5,683	6.77%
Total assets				651,131	577,429	12.76%
Total deposits				504,062	525,959	-4.16%
Non-interest bearing deposits				129,231	146,330	-11.69%
Core Deposits (1)				446,009	473,431	-5.79%
Total shareholders’ equity				81,636	34,294	138.05%

Income Statement Data
Interest and dividend income	$9,676	$7,255	33.37%	$18,382	$14,314	28.42%
Interest expense	2,306	1,744	32.22%	4,482	3,366	33.16%
Net interest income	7,370	5,511	33.73%	13,900	10,948	26.96%
Loan loss provision	91	0		91	222	-59.01%
Net interest income after loan loss provision	7,279	5,511	32.08%	13,809	10,726	28.74%
Noninterest income	419	346	21.10%	795	719	10.57%
Noninterest expense	4,641	3,425	35.50%	8,064	6,851	17.71%
Income before income taxes	3,057	2,432	25.70%	6,540	4,594	42.36%
Provision for income taxes	1,037	808	28.34%	2,138	1,521	40.57%
Net income	$2,020	$1,624	24.38%	$4,402	$3,073	43.25%

Share Data (2)
Basic earnings per common share	$0.30	$0.35	-14.29%	$0.65	$0.66	-1.52%
Diluted earnings per common share	$0.29	$0.34	-14.71%	$0.64	$0.64	0.00%
Book value per common share	$12.09	$7.27	66.30%	$12.09	$7.34	64.65%
Basic average shares outstanding	6,752,678	4,661,650	44.86%	6,750,973	4,658,699	44.91%
Fully Diluted average shares outstanding	6,869,685	4,794,721	43.28%	6,870,482	4,783,170	43.64%

Key Ratios
Return on average total shareholders’ equity	9.99%	19.08%	-47.66%	11.03%	18.78%	-41.27%
Return on average total assets	1.32%	1.22%	8.31%	1.44%	1.23%	17.27%
Net interest spread	4.31%	3.83%	12.53%	4.05%	4.06%	-0.25%
Net interest margin (3)	5.09%	4.32%	17.89%	4.79%	4.57%	4.81%
Total revenue (net int inc + non int inc)	$7,789	$5,857	32.99%	$14,695	$11,667	25.95%
Efficiency ratio (4)	59.58%	58.48%	1.89%	54.88%	58.72%	-6.55%

Asset Quality Ratios
Non-performing loans to total loans (5)				0.13%	0.95%	-86.04%
Allowance for loan losses to total loans				1.29%	1.68%	-23.23%
Non-performing assets (6)				626	3,870	-83.82%
Non-performing assets to total assets				0.10%	0.67%	-85.66%
Net charge off’s to average loans				0.04%	-0.01%	-500.00%

Capital Ratios
Average shareholders’ equity to average assets	13.25%	6.37%	2.30%	13.05%	6.55%	2.30%
Leverage ratio	15.88%	8.64%	88.70%	15.88%	8.64%	88.70%
Total risk-based capital ratio	18.70%	13.82%	52.10%	18.70%	13.82%	52.10%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(2)	Adjusted to reflect a 5:1 stock split declared in September 2004.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio is noninterest expense (excluding loan loss provision) divided by (net interest income + noninterest income).
(5)	Nonperforming loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status and restructured loans.
(6)	Nonperforming assets are defined as loans that are past due 90 days or more, nonaccrual loans and other real estate owned.

Total Shares Outstanding as of 6/30/05:         6,754,847